                                                                EXHIBIT NO. 11

COMPUTATION OF EARNINGS PER COMMON SHARE
FABRI-CENTERS OF AMERICA, INC.
(THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)


                                                   THIRTEEN WEEKS ENDED
                                              ------------------------------
                                                 MAY 3,         APRIL 27,
                                                  1997            1996
----------------------------------------------------------------------------

PRIMARY EARNINGS PER SHARE:

Net earnings                                  $      2,608      $      1,070
                                              ============      ============

Weighted average shares of common stock
  outstanding during the period                 18,024,303        18,268,965
Incremental shares from assumed exercise
  of stock options - primary                     1,207,417           541,043
                                              ------------      ------------
                                                19,231,720        18,810,008
                                              ============      ============
Net earnings per common share - primary       $       0.14      $       0.06
                                              ============      ============

EARNINGS PER SHARE ASSUMING FULL DILUTION:

Net earnings                                  $      2,608      $      1,070
Interest expense applicable to 6 1/4%
  convertible subordinated debentures,
  net of tax                                           556               556
                                              ------------      ------------
Net earnings                                  $      3,164      $      1,626
                                              ============      ============

Weighted average shares of common stock
  outstanding during period                     18,024,303        18,268,965
Incremental shares from assumed exercise
  of stock options - fully diluted               1,456,162           561,575
Incremental shares from assumed conversion
  of 6 1/4% convertible subordinated
  debentures                                     2,337,764         2,337,764
                                              ------------      ------------
                                                21,818,229        21,168,304
                                              ============      ============
Net earnings per common share assuming
  full dilution                               $       0.15(a)   $       0.08(a)
                                              ============      ============

-----------
(a) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15, because it produces an anti-dilutive result.
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